FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquired $1.8 Billion of New York City Real Estate During 2013

NYRR’s Portfolio Now Totals $2.1 Billion of Acquired Assets

New York, New York, January 9, 2014 – American Realty Capital New York Recovery REIT, Inc. (“NYRR” or the “Company”) announced today that it had acquired $1.8 billion of New York City real estate during calendar year 2013. Its portfolio now includes $2.1 billion of real estate based on purchase price, excluding transaction costs, aggregating 3.2 million square feet with a 94% occupancy rate and an average remaining primary lease term of 10.2 years. Approximately 90% of NYRR’s holdings are office and retail properties, and 100% of the portfolio is located in New York City. As of December 31, 2013, the Company had net debt of approximately $706 million resulting in a leverage ratio of 33%. The average interest rate on the Company’s debt was 3.6% with an average remaining debt term of 5.6 years.

Michael Happel, Chief Investment Officer of NYRR, commented, “We had a very active year in 2013 and took advantage of the opportunity to buy institutional-quality real estate at favorable prices with excellent growth prospects. As a result, we assembled a high quality portfolio of New York City commercial real estate at an attractive time in the cycle. We continue to build a very strong acquisition pipeline and expect to be active buyers in 2014. Even though the New York City office market is recovering, average New York City office asking rents are still 15% to 20% below peak levels. Consequently, we are very bullish about the long-term growth prospects for New York City, especially in light of the limited supply of building inventory in Manhattan, the improving economy and the continued globalization of New York City.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500